 Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-261436-02 and 333-261436

*PRICING DETAIL* $1.0B Honda (HAROT 2022-2) Prime Auto Loan ABS

Joint Lead Bookrunners: MUFG (Str), Barclays, BofA, Societe Generale

Co-managers: ANZ, BNY Mellon, Citi, US Bancorp

-CAPITAL STRUCTURE-

TOTAL OFFERED

CLS	(mm)	(mm)	WAL	S/F*	E.FIN	L.FIN	BENCH** SPRD	YLD%	CPN%	$PX
A-1	239.000	227.050	0.30	A-1+/F1+	03/23	08/23	I-CRV	3.120	3.120	100.00000
A-2	354.000	336.300	1.04	AAA/AAA	03/24	03/25	I-CRV +62	3.845	3.81	99.99543
A-3	354.000	336.300	2.22	AAA/AAA	09/25	07/26	I-CRV +59	3.762	3.73	99.99404
A-4	105.640	100.350	3.20	AAA/AAA	11/25	12/28	I-CRV +70	3.797	3.76	99.97805

*Anticipated Ratings

**Fixed Rate will be priced off of the GC I25 screen

^Transaction size based on offered bonds

- Transaction Details -

Offered Size : $1.0B (no grow)

BBG Ticker : HAROT 2022-2

SSAP : HAROT22-2

PXG Speed : 1.3% ABS to 10% Call

Expected Pricing : Aug 16th - 17th

Expected Settle : 08/24/2022

First Pay Date : 09/19/2022

Registration : SEC Registered

ERISA Eligible : Yes

Risk Retention : US - Yes, EU – No

Min Denoms : $1k x $1k

Bill & Deliver : MUFG

- Marketing Materials –

Preliminary OM, Rating FWP and Intex/CDI (attached)

INTEX DEAL Name : mitharot_2022-2 | Passcode B666

CUSIPs

A-1 43815PAA7

A-2 43815PAB5

A-3 43815PAC3

A-4 43815PAD1

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-649-6848.